Exhibit 10.1
FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of November 23, 2010, by and between MEDTOX SCIENTIFIC, INC., MEDTOX DIAGNOSTICS, INC., and MEDTOX LABORATORIES, INC., each a Delaware corporation (each individually a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").  Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

 WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 1, 2005, as amended from time to time ("Credit Agreement").

 WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

 NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

 1. Section 1.1 (a) is hereby amended by deleting "Eight Million Dollars ($8,000,000.00)" as the maximum principal amount available under the Line of Credit, and by substituting for said amount "Twelve Million Dollars ($12,000,000.00).

2. Section 4.9 is hereby deleted in their entirety, and the following substituted therefor:

 "SECTION 4.9. FINANCIAL CONDITION.  Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Current Ratio not less than 1.45 to 1.0 at each month end, with “Current Ratio” defined as total current assets divided by total current liabilities.  Borrower will at all times classify its line of credit borrowings as a current liability.

 (b) Tangible Net Worth not less than $35,000,000.00 at each month end, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

 (c) Pre-tax profit not less than $1,500,000.00 on rolling 4-quarter basis, determined as of each fiscal quarter end.”

 3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

 4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                                                                                                            WELLS FARGO BANK,
MEDTOX SCIENTIFIC, INC.                                                                                                    NATIONAL ASSOCIATION

By: /s/Kevin J. Wiersma                                                                                                By: /s/ Steven P. Johnson
                                Steven P. Johnson,
Title: V.P. & CFO                                                                                          Vice President

MEDTOX DIAGNOSTICS, INC.

By: /s/Kevin J. Wiersma

Title: V.P. & CFO

MEDTOX LABORATORIES, INC.

By:/s/Kevin J. Wiersma

Title: V.P. & CFO